Exhibit 99.1

Molecular Devices Reports Record Revenues And Earnings for First Quarter of 2006

          SUNNYVALE, Calif., April 27 /PRNewswire-FirstCall/ -- Molecular Devices Corporation (Nasdaq: MDCC) today announced record revenues and earnings for the quarter ended March 31, 2006.

          Revenues for the quarter were a record $40.0 million, or an increase of 2% compared to the same period last year.  Eliminating the effects of foreign currency translation, revenues for the quarter grew 5% over the prior year.

          On a GAAP basis, operating income was $2.8 million in the first quarter of 2006.  GAAP operating income for the first quarter included non-cash stock compensation expense of $1.3 million associated with the Company’s adoption of Statement of Financial Accounting Standards No. 123R.  On a non-GAAP basis, excluding the effect of non-cash stock compensation expense, operating income for the first quarter of 2006 was $4.1 million, or an increase of 18% compared to the same period last year.  During the first quarter of 2006, the Company also recorded a non-operating pre-tax gain of $1.7 million arising out of the sale of a company in which Molecular Devices had an equity investment.

          On a GAAP basis, fully diluted earnings per share for the first quarter of 2006 were $0.16.  On a non-GAAP basis, excluding the effect of non-cash stock compensation expense and the gain from the sale of the equity investment, fully diluted earnings per share increased 45% to $0.16 in the first quarter of 2006 from $0.11 in the same period last year.  A table reconciling operating income and fully diluted earnings per share on a GAAP and non-GAAP basis is provided immediately following the Condensed Consolidated Balance Sheets.

          “We saw excellent growth within our SpectraMax(R), FLIPR(R), and High- content Imaging product lines during the quarter,” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “Unfortunately, this growth was somewhat offset by a weaker than expected quarter in Europe.  We remain confident, however, that our worldwide life sciences and drug discovery markets will remain stable in the near-term, and we do not expect this weakness to continue.  We are also very excited about the acquisition of the Arcturus Laser Capture Microdissection (LCM) business that we completed earlier this month.  This strategic acquisition broadens our life sciences product portfolio and allows us to present our customers with a complete microgenomics platform.  As a result of the acquisition, we are increasing both our revenue and EPS guidance for 2006.”

          The Company established guidance for the second quarter of 2006 and increased guidance for the full year 2006.  For the second quarter of 2006, the Company anticipates revenues of $49 to $51 million and non-GAAP fully diluted earnings per share of $0.27 to $0.29 excluding the effects of non-cash stock compensation expense and the anticipated write-off of acquired in- process research and development related to the Arcturus acquisition.  For the full year 2006, the Company anticipates revenues of $198 to $206 million and non-GAAP fully diluted earnings per share of $1.15 to $1.23 excluding the effects of non-cash stock compensation expense, the gain on the sale of the equity investment and the write-off of acquired in-process research and development.  The Company expects to incur pre-tax non-cash stock compensation expense of approximately $1.3 million, or $0.05 per fully diluted share, in each of the remaining quarters of 2006.  Information with respect to the exclusion of the impact of the anticipated write-off of acquired in-process research and development related to the Arcturus acquisition is provided immediately following the Historical Non-GAAP Reconciliation.

          Conference Call Information

          A conference call to discuss our first quarter results, 2006 guidance and other matters related to our business is scheduled for Friday, April 28, 2006 at 8:00 a.m. Pacific (11:00 a.m. Eastern).  Interested parties can participate in the call by dialing 800-817-4887  (domestic) or 913-981-4913 (international).  Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international), and the access code for the replay is 1032804.

          Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com).  A replay of the web-cast will be available at this location from April 28, 2006 to such time as the Company reports its financial results for the second quarter of 2006.

          About Molecular Devices Corporation

          Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research.  The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and parallel chemistry to facilitate the high-throughput and cost-effective identification and evaluation of drug candidates.  The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

          This press release contains “forward-looking” statements, including statements related to the markets for our products and future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks related to variations in the amount of time that it takes for the Company to sell its products and collect accounts receivable, the timing of customer orders and the Company’s dependence on orders that are shipped in the same quarter, which gives the Company limited visibility of future product shipments, risks related to increased competition, risks associated with the Company’s need to develop new and enhanced products and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended March 31,

	2006	2005

	(unaudited)
REVENUES	$39,996	$39,064
COST OF REVENUES *	15,461	15,046

GROSS PROFIT	24,535	24,018

OPERATING EXPENSES:
Research and development *	5,465	6,226
Selling, general and administrative *	16,246	14,313

Total operating expenses	21,711	20,539

INCOME FROM OPERATIONS	2,824	3,479
Gain on sale of equity securities	1,669	—
Interest and other income (expense), net	252	(479)

INCOME BEFORE TAXES	4,745	3,000
Income tax provision *	(1,899)	(1,156)

NET INCOME	$2,846	$1,844

BASIC NET INCOME PER SHARE	$0.17	$0.11

DILUTED NET INCOME PER SHARE	$0.16	$0.11

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	16,823	17,041

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE	17,374	17,361

* Includes the following amounts related to stock-based compensation expense recorded under FAS 123R:

Cost of revenues	$105	$—
Research and development	284	—
Selling, general and administrative	894	—
Income tax benefit	(391)	—

Effect on net income	$892	$—

          Adjustments have been made to amounts previously reported for interest and other income (expense) net, income before taxes, income tax provision, net income, basic net income per share, and diluted net income per share for 2005. We recognized $0.5 million of additional pre-tax expense associated with foreign currency transaction losses on short-term intercompany receivables and payables in the first quarter of 2005. This loss had previously been recorded as a component of stockholders’ equity. In the first quarter of 2005, this adjustment decreased basic and diluted net income per share by $0.02.

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,181	$28,908
Accounts receivable, net	32,492	41,197
Inventories, net	23,923	23,197
Deferred tax assets	5,867	5,873
Prepaids and other current assets	2,092	2,353
Total current assets	97,555	101,528
Equipment and leasehold improvements, net	9,543	9,902
Other assets	146,773	145,986
	$253,871	$257,416
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,939	$7,676
Accrued liabilities	19,723	31,188
Total current liabilities	27,662	38,864
Long-term liabilities:
Other long-term liabilities	928	993
Deferred tax liabilities	4,486	4,486
Total long-term liabilities	5,414	5,479
Stockholders’ equity	220,795	213,073
	$253,871	$257,416

HISTORICAL NON-GAAP RECONCILIATION (unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31, 2006

		Non-GAAP Adjustments

	GAAP	FAS 123R	Gain on sale of equity investment	Non-GAAP

REVENUES	$39,996	$—	$—	$39,996
COST OF REVENUES	15,461	(105)	—	15,356

GROSS PROFIT	24,535	105	—	24,640

OPERATING EXPENSES:
Research and development	5,465	(284)	—	5,181
Selling, general and administrative	16,246	(894)	—	15,352

Total operating expenses	21,711	(1,178)	—	20,533

INCOME FROM OPERATIONS	2,824	1,283	—	4,107
Gain on sale of equity securities	1,669	—	(1,669)	—
Interest and other income, net	252	—	—	252

INCOME BEFORE TAXES	4,745	1,283	(1,669)	4,359
Income tax provision	(1,899)	(391)	634	(1,656)

NET INCOME	$2,846	$892	$(1,035)	$2,703

BASIC NET INCOME PER SHARE	$0.17	$0.05	$(0.06)	$0.16

DILUTED NET INCOME PER SHARE	$0.16	$0.05	$(0.06)	$0.16

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	16,823	16,823	16,823	16,823

SHARES USED IN COMPUTING DILUTED NET INCOME PER SHARE *	17,374	17,374	17,374	17,374

* For the three months ended March 31, 2006, the Company did not adjust the shares used in computing non-GAAP diluted net income per share to conform to what the diluted shares would had been had it applied prior accounting standards. The difference between the shares calculated by applying FAS 123R and calculated under prior accounting standards was approximately 0.1 million shares and is immaterial.

          NON-GAAP GUIDANCE

          Molecular Devices Corporation’s non-GAAP guidance for the second quarter and full year 2006 with respect to fully diluted earnings per share excludes the impact of the anticipated write-off of acquired in-process research and development related to the Arcturus acquisition. Molecular Devices expects that the write-off will be material but cannot predict the actual impact of the anticipated write-off because it will depend on the results of a valuation of the acquired assets, which is not yet complete, and the resulting allocation of the purchase price. Accordingly, Molecular Devices cannot estimate GAAP fully diluted earnings per share for the second quarter and full year 2006 at this time with any degree of certainty.

          NON-GAAP MEASURES

    Each non-GAAP financial measure presented in this press release is included because Molecular Devices Corporation’s management uses this information for internal planning and forecasting purposes as well as to monitor and evaluate on-going operating results and trends excluding the impact of FAS 123R and the unusual items related to the gain on the sale of an equity investment and the Arcturus acquisition.  Molecular Devices’ management believes that such non-GAAP financial measures are also useful for investors because the gain on the sale of an equity investment and the anticipated write-off of acquired in-process research and development are the results of transactions that are unusual due to their nature, size and frequency.  In addition, excluding the impact of FAS 123R permits a more direct comparison to results in 2005, at which time FAS123R had not yet been adopted. Consequently, excluding the impact of FAS 123R and the gain on the sale of an equity investment from Molecular Devices’ operating results provides investors an important insight into Molecular Devices’ operating results and related trends of its core business. In addition, excluding the impact of FAS 123R, the gain on the sale of an equity investment and the anticipated write-off of acquired in-process research and development related to the Arcturus acquisition from Molecular Devices’ financial guidance provides meaningful supplementary information to both management and investors that is indicative of Molecular Devices’ core operating results and enhances an overall understanding of Molecular Devices’ prospects for the future.

SOURCE  Molecular Devices Corporation
          -0-                                        04/27/2006
          /CONTACT:  Tim Harkness of Molecular Devices Corporation, +1-408-747-3533/
          /Web site:  http://www.moleculardevices.com/
          (MDCC)